Exhibit 99.1

FOR IMMEDIATE RELEASE

Kustom Entertainment Closes $6.1 Million Divestiture of Legacy Video Solutions Business to Cycurion

Completes strategic transformation into a pure-play live entertainment and ticketing technology company; Secures $1.25M upfront cash, $4.25M secured promissory note, and $600,000 in 12% yielding Preferred Equity.

OVERLAND PARK, KS – August 4, 2026 – Kustom Entertainment, Inc. (Nasdaq: KUST) (“Kustom” or the “Company”), an emerging force in live music festival production and proprietary ticketing operations, today announced the successful closing of its previously announced divestiture of its legacy video solutions business assets to Cycurion, Inc. (Nasdaq: CYCU) (“Cycurion”).

The transaction was completed on August 3, 2026, in accordance with the amended terms executed under the Amendment No. 1 and Forbearance / Extension Agreement to the Asset Purchase Agreement.

With the closing of this $6.1 million transaction, Kustom successfully completes its strategic pivot to become a pure-play live entertainment powerhouse. The Company will now focus 100% of its corporate resources and capital on expanding its premier festival footprint, advancing its proprietary ticketing technology platforms, and accelerating revenue growth under the ticker symbol “KUST”.

Key Transaction Terms & Financial Summary

The closed divestiture transaction includes the following final terms:

●	$1.25 Million Upfront Cash Consideration: Includes the $250,000 non-refundable cash payment delivered at amendment signing, providing immediate balance sheet liquidity.

●	$4.25 Million Secured Promissory Note: A 36-month note bearing 7.0% annual interest, delivering recurring debt service cash flow to Kustom.

●	$600,000 High-Yield Series H Preferred Stock: Issued by Cycurion in lieu of previously structured warrants, featuring:

○	12.0% Annual Cumulative Dividend: Payable quarterly in shares of Cycurion common stock.

○	$1.45 Conversion Price: Convertible into common stock with customary anti-dilution protections.

○	Institutional Protections: Includes senior liquidation preferences, class voting rights, and registration rights.

Executive Leadership Perspective

“Closing this divestiture marks a historic milestone for Kustom Entertainment,” said Stanton E. Ross, CEO of Kustom Entertainment. “By finalizing this upgraded $6.1 million agreement with Cycurion, we have strengthened our balance sheet, eliminated legacy operational overhead, and secured non-dilutive, yield-bearing capital for our shareholders.

“More importantly, this transaction marks the official completion of our transition into a pure-play live entertainment engine. With our legacy video division successfully transferred, we now have the ideal platform to rapidly expand our business—both organically and through targeted strategic acquisitions. Our team is laser-focused on scaling our live event experiences, deepening venue partnerships, and executing on our high-margin ticketing software roadmap across the $100 billion live event industry.”

Strategic Focus on the $100 Billion Live Entertainment Market

With the divestiture closed, Kustom operates a streamlined, high-margin structure built to capture market share across large-scale live music and festival operations:

●	Country Stampede Expansion: Following the 30th Anniversary of its flagship Country Stampede Music Festival in June 2026, Kustom is expanding the event to Gilley’s Park City in Park City, KS (Wichita metro area) for 2027—doubling capacity to 35,000 fans per show.

●	Event Pipeline: Country Stampede serves as the anchor for more than 20 planned live event days across 2026 and 2027.

●	Proprietary Ticketing Platform: Kustom continues to roll out its end-to-end ticketing technology, capturing transactional economics across the full live event lifecycle.

About Kustom Entertainment, Inc.

Kustom Entertainment, Inc. (Nasdaq: KUST) is an emerging leader in live event production and entertainment ticketing technology. The Company specializes in large-scale music festivals and end-to-end event management solutions. By leveraging proprietary ticketing platforms and premier venue partnerships, Kustom is dedicated to driving high-margin monetization across the entire live event lifecycle—from the initial ticket sale to the final encore. For more information, visit www.kustom440.com.

Forward-Looking Statements

Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and assumptions. These statements are identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially, including: (i) the risk that integration or transition operations encounter unexpected challenges; (ii) the risk that the Company’s stock price may fluctuate or decline; (iii) the risk that disruptions from the transaction will harm the Company’s business, including current plans and operations; (iv) the diversion of management’s time and attention from ordinary course business operations; (v) market demand for live event ticketing platforms; (vi) general economic conditions; and, the risks described in the Company’s annual and quarterly filings with the U.S. Securities and Exchange Commission. Kustom undertakes no duty to update these forward-looking statements except as required by law.

Media & Investor Contacts

Stanton E. Ross, CEO

Kustom Entertainment, Inc.

Phone: (913) 456-KUST (5878)

Email: info@kustoment.com

Websites: www.kustoment.com | www.kustom440.com | www.countrystampede.com